Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
November 28, 2005		Dirk Montgomery
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, November 28, 2005 -- Outback Steakhouse, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the four-week period ended November 19, 2005 compared with the same four-week period in 2004 changed by approximately:

Four weeks ended November 19, 2005	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-0.5%	1.2%	-0.3%
Carrabba’s Italian Grills	5.1%	n/a	5.1%
Fleming’s Prime Steakhouse and Wine Bars	9.5%	n/a	9.5%
Roy’s	2.7%	n/a	2.7%
Bonefish Grills	6.6%	8.6%	6.8%
Domestic average unit volumes
Outback Steakhouses	-0.8%	2.6%	-0.4%
Carrabba’s Italian Grills	2.2%	n/a	2.2%
Fleming’s Prime Steakhouse and Wine Bars	1.2%	n/a	1.2%
Roy’s	8.3%	n/a	8.3%
Bonefish Grills	1.2%	8.6%	1.8%

The Company noted that mandatory evacuations, storm damage and power and water outages from Hurricane Wilma caused a loss of 204 restaurant operating days at 54 of its domestic Company-owned restaurants and a loss of 28 restaurant operating days at one of its international franchise locations during the four-week period ended November 19, 2005. However, restaurants in Florida not directly affected by the storm experienced comparable store sales higher than recent trends during and after the hurricane while restaurants in areas directly affected by the storm experienced comparable store sales higher than recent trends in the days immediately after the hurricane. The Company did not experience a loss in operating days or revenues related to hurricanes in the comparable period last year. As of today, one franchise restaurant in Cancun, Mexico remains closed due to Hurricane Wilma storm damage. This location is expected to open in early 2006.
As a result of the factors listed above, the Company estimates the net impact of Hurricane Wilma was a reduction of domestic system-wide comparable store sales for Outback Steakhouse, Carrabba’s Italian Grill and Bonefish Grill by ranges of approximately 0.1% to 0.2%, 0.3% to 0.4% and 0.8% to 0.9%, respectively, during the reporting period.
The next comparable store sales press release will be for the six-week period ended December 31, 2005 and will be reported on January 5, 2006.

STORE INFORMATION

	Restaurants opened during the month ended November 30, 2005	Restaurants open as of November 30, 2005
Outback Steakhouses
Company-owned - domestic	2	670
Company-owned - international	-	88
Franchised and development joint venture - domestic	-	105
Franchised and development joint venture - international	1	51
Total	3	914
Carrabba's Italian Grills
Company-owned	6	199
Bonefish Grills
Company-owned	3	83
Franchised	-	4
Total	3	87
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	1	36
Roy’s
Company-owned	-	20
Cheeseburger in Paradise
Company-owned	3	25
Paul Lee’s Chinese Kitchens
Company-owned	-	4
Lee Roy Selmon’s
Company-owned	-	3

System-wide total	16	1,288

The Outback Steakhouse, Inc. restaurant system operates in 50 states and 21 countries internationally.

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